Exhibit 99.1

Sensient Technologies Corporation	Page 1
News Release
January 25, 2010
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Announces Proposed Settlements of Environmental Litigation
     MILWAUKEE—January 25, 2010—Sensient Technologies Corporation (NYSE: SXT) announced today that it intends to settle legal claims related to the General Color Company Superfund Site in Camden, New Jersey. These proposed settlements remain subject to the negotiation of final terms and conditions. When completed, parts of the final settlement will be included in a proposed Consent Decree that will be submitted to the U.S. District Court in New Jersey.
     Although Sensient never owned or operated the New Jersey site in question, it was named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act and became the subject of environmental claims because a company that Sensient acquired over 20 years ago once operated at the site.
     As a result of the proposed settlements, Sensient expects that its results for the fourth quarter of 2009 will include pre-tax charges for estimated settlement liabilities and related legal costs, net of insurance reimbursements, of between $10 million and $12 million ($6.1 million to $7.3 million after tax, or $.12 to $.15 per share).
     Excluding the expenses discussed above, Sensient expects that its 2009 diluted earnings per share will be at or slightly above the top end of its previously provided forecast range of $1.85 to $1.90. For 2010, Sensient continues to expect diluted earnings per share to be within a range of $1.98 to $2.05.
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     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended September 30, 2009. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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